                                  EXHIBIT 5.1

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                 April 27, 2000

Kana Communications, Inc.
740 Bay Road
Redwood City, California  94063

          Re: Kana Communications, Inc. - Registration Statement for Offering of an Aggregate of 3,740,500 Shares of Common Stock

Dear Ladies and Gentlemen:

          We have acted as counsel to Kana Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,740,500 shares of the Company's common stock (the "Shares") issuable in the aggregate under the (a) Silknet Software, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan"), (b) Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan (the "Incentive Plan"), (c) Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan (the "Director Plan"), (d) Silknet Software, Inc. Employee Stock Option Plan (the "Option Plan"), and (e) Insite Marketing Technology, Inc. 1997 Stock Option Plan (the "Insite Option Plan") (collectively, the "Plans"). The Plans, together with the outstanding options under those plans, have been assumed by the Company in connection with the Company's acquisition of Silknet Software, Inc. pursuant to an Agreement and Plan of Reorganization dated February 6, 2000 (the "Plan of Reorganization")

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents, the Plan of Reorganization and the corporate proceedings taken by the Company in connection with the assumption of the Plans and the outstanding options thereunder. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the (a) provisions of option agreements duly authorized under the Incentive Plan, the Director Plan, the Option Plan and/or the Insite Option Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances effected under the Incentive Plan and in accordance with the Registration Statement, or (c) duly authorized purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

                                Very truly yours,

                                /S/ BROBECK, PHLEGER & HARRISON LLP
                                ----------------------------------
                                BROBECK, PHLEGER & HARRISON LLP